Contacts: Stacey Sullivan, Media Relations Tony Laday, Investor Relations

(800) 775-7290 (972) 770-8890

BRINKER INTERNATIONAL BOARD ANNOUNCES DIVIDEND INCREASE,
STOCK REPURCHASE AUTHORIZATION

DALLAS (Aug. 23, 2012) -The Board of Directors for Brinker International, Inc. (NYSE: EAT) declared a quarterly dividend of $0.20 per share on common stock, representing a 25 percent increase in the company's quarterly dividend. The increased dividend will be payable on Sept. 27, 2012 to shareholders of record as of Sept. 10, 2012.

Brinker's Board of Directors also authorized an additional $500 million in share repurchases, bringing the total outstanding share repurchase authorization to $626 million as of today's date.

Brinker currently owns, operates or franchises 1,581 restaurants under the names Chili's® Grill & Bar (1,536 restaurants) and Maggiano's Little Italy® (45 restaurants) and holds a minority investment in Romano's Macaroni Grill®.

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